Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Lyndi McMillan, Lyndi.McMillan@navistar.com, 331-332-3181
Investor contact:	Ryan Campbell, Ryan.Campbell@Navistar.com, 331-332-7280
Web site:	www.Navistar.com/newsroom

NAVISTAR APPOINTS THREE NEW DIRECTORS

LISLE, Ill. (October 17, 2016) – On October 14, 2016, the board of directors of Navistar International Corporation (NYSE: NAV) appointed José Maria Alapont, Stephen R. D’Arcy and Dennis A. Suskind as new directors, effective immediately.

“We are delighted that José, Stephen and Dennis have agreed to join our board as each brings a wealth of relevant experience and special expertise to the board,” said Jim Keyes, Navistar’s non-executive Chairman of the Board. “Their knowledge and expertise will be invaluable to Navistar and its management team.”

Mr. Alapont has been appointed as a member of the Board’s Finance Committee; Mr. D’Arcy was appointed as a member of the Board’s Audit Committee; and Mr. Suskind was appointed as a member of the Board’s Compensation Committee.

Mr. José Maria Alapont, age 66, retired in 2012 as President and Chief Executive Officer of Federal-Mogul Corporation, an automotive and industrial equipment supplier. Mr. Alapont served as Chairman of the Board of Directors of the company from 2005 to 2007 and continued to serve as a Director on the Board until 2013. He is also the former Chief Executive Officer and Director of Fiat Iveco, S.p.A. Prior to joining Fiat Iveco, Mr. Alapont held executive, Vice President and President, positions for more than 30 years at other leading global vehicle manufacturers and suppliers at Delphi Corporation, Valeo S.A., and Ford Motor Company. During 2011-2012 Mr. Alapont was a member of the Board of Directors of Mentor Graphics Corporation. He was a member of the Davos World Economic Forum and currently serves as a Director of Hinduja Automotive Limited and Manitowoc Corporation.

Mr. Stephen R. D’Arcy, age 61, has served as a Partner of Quantum Group LLC, an investment and consulting firm since 2010. Previously, he worked for PricewaterhouseCoopers LLP, a multinational professional services firm, for 34 years, serving most recently as Global Automotive Leader from 2002 to 2010. He served on the Board of Vanguard Health Systems Inc., a company previously listed on the New York Stock Exchange from 2011 to 2013, and currently serves as a Director of Penske Corporation, Premier, Inc. and the Hudson-Webber Foundation. He also served as Non-Executive Chairman of the Board of Trustees of The Detroit Medical Center from 2006 to 2010.

Mr. Dennis A. Suskind, age 73, joined J. Aron & Company in 1961 where he served as Executive Vice President and was responsible for the worldwide precious metal trading operations. In 1980, Mr. Suskind became a general partner of Goldman Sachs upon its acquisition of J. Aron & Company until his retirement in 1991. During his tenure in trading metals, Mr. Suskind served as Vice Chairman of NYMEX, Vice Chairman of COMEX, a member of the board of the Futures Industry Association, a member of the Board of International Precious Metals Institute, and a member of the boards of the Gold and Silver Institutes in Washington, D.C. Mr. Suskind previously served on the Board of NYMEX Holdings and currently serves as a Director of the CME Group, Inc. and Bancorp, Inc.

These appointments increase the number of Navistar board members to 12.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus™ brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

# # #